Exhibit 10.15

SECOND AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (herein called this “Amendment”) is made and entered into to be effective as of the 19th day of February, 2019, by and between 99 Evergreen, LLC, a New Jersey limited liability company (“Seller”), and SST IV Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser heretofore entered into that certain Purchase and Sale Agreement dated effective as of December 17, 2018 (as amended by First Amendment to Purchase and Sale Agreement dated as of January 11, 2019, herein collectively called the “Contract”), respecting certain property located at 856-882 Frelinghuysen Avenue, Newark, New Jersey 07114; and

WHEREAS, Seller and Purchaser desire to modify the Contract in certain respects, all as more particularly set forth below.

NOW, THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Moving Company Lease.  The copy of the “Moving Company Lease” (as defined in the Contract) attached as Exhibit “H” to the Contract is hereby deleted in its entirety, and Exhibit “H” attached hereto and incorporated herein is hereby substituted therefor, for the purposes of incorporating the following modifications into the Moving Company Lease, and Section 9.23 of the Contract is hereby modified accordingly: (i) the “Term” of the Moving Company Lease shall be modified from sixty (60) months to one hundred twenty (120) months, (ii) the “Base Rent” payable under the Moving Company Lease shall be in the amount of (a) Fifty Three Thousand and no/100 Dollars ($53,000.00) per month for the initial sixty (60) months of the “Term”, (b) Sixty Thousand and no/100 Dollars ($60,000.00) per month for the sixty first (61st) month through and including the seventy second (72nd) month of the “Term”, (c) Sixty One Thousand and no/100 Dollars ($61,000.00) per month for the seventy third (73rd) month through and including the eighty fourth (84th) month of the “Term”, (d) Sixty Two Thousand and no/100 Dollars ($62,000.00) per month for the eighty fifth (85th) month through and including the ninety sixth (96th) month of the “Term”, (e) Sixty Three Thousand and no/100 Dollars ($63,000.00) per month for the ninety seventh (97th) month through and including the one hundred eighth (108th) month of the “Term”, and (f) Sixty Four Thousand and no/100 Dollars ($64,000.00) per month for the one hundred ninth (109th) month through and including the one hundred twentieth (120th) month of the “Term”, (iii) the “Security Deposit” under the Lease shall be in the amount of Fifty Three Thousand and no/100 Dollars ($53,000.00), and (iv) the description of the “Premises” initially attached as Exhibit “A” to the Moving Company Lease shall be replaced with Exhibit “A” to the Moving Company Lease attached hereto. In addition. Section 9.23 of the Contract is hereby further modified to provide that the premises covered by the Moving Company Lease shall contain approximately 50,000 gross square feet.

2.Purchase Price.  The first sentence of Section 2.1 of the Agreement is hereby deleted in its entirety and the following is hereby substituted therefor: “The purchase price (the “Purchase Price”) for the Property shall be the sum of Thirty Million and no/100 Dollars ($30,000,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the “Escrow Agent” (as defined below) on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.”

3.Environmental Testing.  Seller hereby consents to the performance of additional environmental testing of the Property by Purchaser from and after the date hereof, including a Phase II environmental assessment/site investigation and related invasive testing deemed necessary or desirable by Purchaser.  Although it is understood that the Approval Period expires at 5:00 p.m. central time on February 19, 2019, Seller and Purchaser hereby agree that Purchaser shall have an additional period of time from 5:00 p.m. central time on February 19, 2019, until 5:00 p.m. central time on March 12, 2019 (such period being herein called the “Additional Environmental Review Period”), for the purpose of providing Purchaser with an extended period of time within which to perform and evaluate its desired environmental testing of the Property.  In this regard, it is expressly understood and agreed that in the event that Purchaser’s additional environmental testing reveals (a) previously unknown and/or previously undisclosed environmental issues that are not acceptable to Purchaser, in Purchaser’s sole and absolute discretion, or (b) known environmental conditions that have not been sufficiently addressed, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate the Contract upon written notice delivered to Seller prior to the expiration of the Additional Environmental Review Period, whereupon, immediately following written notice from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.Closing Date.  Section 6.1 of the Contract is hereby modified to provide that the Closing Date shall occur on the earlier of (i) April 1, 2019, or (ii) on the second business day following Purchaser’s receipt of finalized documents necessary to afford Purchaser an innocent purchaser defense under the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq) and the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.).

5.Miscellaneous.

(a)Seller and Purchaser hereby ratify the Contract in accordance with its terms, as modified hereby.

(b)To the extent not otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Contract.

(c)This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

(d)This Amendment may be executed in a number of identical counterparts.  If so executed, each of such counterparts shall be deemed an original for all purposes, and such counterparts shall, collectively, constitute one agreement.

(e)For purposes of this Amendment, signatures delivered by facsimile or electronic mail shall be as binding as originals upon the parties so signing and delivering.

(f)In the event of a conflict between the terms of this Amendment and the terms of the Contract, the terms of this Amendment shall control.

(g)The captions and headings used in this Amendment are for convenience only and do not in any way restrict, modify or amplify the terms of this Amendment or the Contract.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

SELLER:

99 Evergreen, LLC, a New Jersey limited liability company

By:	/s/ Sharone Ben-Harosh
Name:	Sharone Ben-Harosh
Title:	President

PURCHASER:

SST IV Acquisitions, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer